ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Receives Complete Response Letter From FDA For Its Epinephrine Pre-Filled Syringe NDA

SAN DIEGO, CA--(June 6, 2016) - Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Company”) announced that after the close of the stock markets on June 3, 2016 it received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) Epinephrine Injection USP 1:1000 0.3mg Pre-filled Single Dose Syringe (PFS) product. PFS is for the emergency treatment of acute anaphylaxis, which is a severe allergic reaction. A CRL is issued by the FDA's Center for Drug Evaluation and Research when it has completed its review of a file and questions remain that preclude the approval of the NDA in its current form.

Because of the improvements that were made to the PFS in response to the FDA’s original CRL dated March 27, 2015, the FDA indicated that in order to support approval of the product, the Company must expand its human factors study (patient usability) and reliability study (product stress testing), both of which were part of the final PFS NDA. The Company believes that it can finalize the study protocols with the FDA and complete the additional testing within a relatively short period of time at an immaterial cost, and submit the data back to the FDA sometime in the second half of 2016. It should be noted that the Company has successfully completed the “volume delivery” issue that was associated with the initial CRL. The FDA has indicated that the NDA will remain open until these issues are resolved.

Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “We look forward to working with the FDA to resolve the remaining issues. Our goal is to submit the protocols for these studies to the FDA within a matter of weeks and begin the testing as soon as we receive their feedback. We are confident that we can deliver all of the data requested by FDA and will continue to work closely with the agency to facilitate their continued review of our NDA. Adamis remains committed to bringing the epinephrine PFS to market.”

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of allergy and respiratory disease. The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms. Adamis’ wholly-owned subsidiary, US Compounding, is a 503B drug outsourcing facility that provides prescription medications to patients, physician clinics, hospitals and surgery centers throughout most of the United States.

For more information, visit Adamis’ website at www.adamispharmaceuticals.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of the FDA’s review of the company’s NDA relating to its Epinephrine PFS product candidate and the company’s ability to satisfactorily respond to the matters raised in the FDA’s CRL relating to the Epinephrine PFS product; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; the results of any future clinical trials that the company may conduct relating to its product candidates; the ability to fund future product development; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates. Statements in this press release concerning future events depend on several factors beyond the company's control, including receipt of adequate funding to support these activities, the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis' filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact Adamis

Mark Flather

Senior Director, Investor Relations

& Corporate Communications

(858) 412-7951

mflather@adamispharma.com

Mark Gundy

External Investor Relations

972-240-1873

markgundy@gmail.com